Exhibit 10.3

CREDIT AGREEMENT

This Credit Agreement (“Agreement”), dated as of the 30 day of December, 2011, by and between BENJAMIN MARCUS HOMES, L.L.C., a Pennsylvania limited liability company (“BMH”), INVESTOR’S MARK ACQUISITIONS, LLC (“IMA”), a Delaware limited liability company (each a “Borrower Party” and collectively, the “Borrower Parties”), and Mark L. Hoskins, an individual residing in the Commonwealth of Pennsylvania (“Hoskins”),

AND

SHEPHERD’S FINANCE, LLC, a Pennsylvania limited liability company (“Lender”).

WITNESSETH:

WHEREAS, BMH has requested Lender to make a revolving loan to BMH in the principal amount not to exceed FOUR MILLION ONE HUNDRED SIXTY-FOUR THOUSAND and 00/100 DOLLARS ($4,164,000.00) to use for certain purposes as set forth herein; and

WHEREAS, IMA has requested Lender to make a loan to IMA in the principal amount not to exceed TWO MILLION TWO HUNDRED TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($2,225,000.00) to use for certain purposes as set forth herein; and

WHEREAS, Lender has also agreed to assume the rights and obligations as “Lender” pursuant to that certain Assignment, Amendment and Restatement of Promissory Note by IMA in favor of Lender dated as of the date hereof with a current principal balance of ONE MILLION SIX HUNDRED EIGHTY-SIX THOUSAND SEVEN HUNDRED SIXTY-SIX and 76/100 DOLLARS ($1,686,766.76) to use for certain purposes as set forth herein; and

WHEREAS, Lender is willing to extend and assume such credit pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.01        Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context otherwise clearly requires:

“84 Mortgage” shall mean that certain mortgage and security agreement to be executed and delivered by BMH to 84 Financial, L.P. conveying a second priority lien in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) on portions of the Hamlets Land, as shall be further set forth in the 84 Mortgage.

“Affiliate” shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, any Borrower Party or Hoskins, and for each individual who is an Affiliate within the meaning of the foregoing, any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual and any Person directly or indirectly controlled by any of the foregoing. The term “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

“BMH” shall mean Benjamin Marcus Homes, L.L.C., a Pennsylvania limited liability company, P.O. Box 1287, McMurray, Pennsylvania 15317.

“BMH Loan” shall mean the loan made by Lender to BMH, or as otherwise advanced for the benefit of BMH, under this Agreement and as further set forth in Section 2.01 hereof.

“BMH Mortgage” shall mean that certain mortgage and security agreement executed and delivered by BMH to Lender dated as of the date hereof conveying a first priority lien of the Hamlets Land, as further set forth in Section 4.04 hereof.

“BMH Note” shall mean that certain Promissory Note made by BMH in favor of Lender dated as of the date hereof with a principal balance of Four Million One Hundred Sixty-Four Thousand and 00/100 Dollars ($4,164,000.00), along with any note executed and delivered by BMH pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or part and as further set forth in Section 2.02 hereof.

“Borrower Party” shall mean each of BMH and IMA, and “Borrower Parties” shall mean BMH and IMA collectively.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of Pennsylvania or other day on which banking institutions are authorized or obligated to close in McMurray, Pennsylvania.

“Closing” shall mean the satisfaction of all requirements set forth in this Agreement by the Borrower Parties, including those set forth in Article IV hereof.

“Closing Date” shall mean the date of Closing.

“Code” shall mean the Internal Revenue Code of 1986 as amended along with rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” shall mean collectively (A) those items described in Section 2.16, (B) the balance of the Interest Escrow and (C) the SF Note.

“Debt” shall mean collectively (A) all Indebtedness, whether of principal, interest, fees, expenses or otherwise, of either of the Borrower Parties to Lender, whether now existing or hereafter incurred including, but not limited to, future loans and advances, if any, under this Agreement, and the Loan Documents, as the same may from time to time be amended, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (B) all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses or otherwise, of either of the Borrower Parties to Lender, now existing or hereafter incurred, whether under letters or advances of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not related to this Agreement or the Development Notes, whether or not contemplated by Lender or either of the Borrower Parties on the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (C) all costs and expenses including, without limitation, to the extent permitted by law, reasonable attorneys’ fees and legal expenses, incurred by Lender in the collection of any of the Indebtedness referred to in clauses (A) or (B) above, and amounts due and owing to Lender under this Agreement; and (D) any advances made by Lender for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a mortgage, pledge, lien or security interest granted pursuant hereto or pursuant to this Agreement, or the Loan Documents or pursuant to any agreement, instrument or note relating to any of the Debt including, without limitation, advances for taxes, insurance, repairs and the like.

“Deposits” shall mean all deposits made by either of the Borrower Parties or Hoskins for the purpose of obtaining utility or other services on the Real Property, including but not limited to water, sewer and electrical services, or any other payments of a depository nature required by a township, county or other governmental entity.

“Development Notes” shall mean the BMH Note, the Existing IMA Note and the New IMA Note, collectively.

“Disbursement” shall mean, for each of the BMH Note and the New IMA Note individually, each payment on the respective note made by the Lender pursuant to this Agreement.

“Environmental Indemnity” shall mean that certain Hazardous Substances Certificate and Indemnity Agreement given by the Borrower Parties in favor of Lender dated as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean a Person which is under control by a Borrower Party within the meaning of Section 414(b) or (c) of the Code.

“Event of Default” shall mean any of the Events of Default described in Section 7.01.

“Existing IMA Loan” shall mean that certain loan made by 84 Financial, L.P. to IMA, as evidenced by that certain Assignment, Amendment and Restatement of Promissory Note by IMA in favor of Lender dated as of the date hereof with a current principal balance of One Million Six Hundred Eighty-Six Thousand Seven Hundred Sixty-Six and 76/100 Dollars ($1,686,766.76), as further set forth in Section 2.01 hereof.

“Existing IMA Mortgage” shall mean that certain Assignment, Assumption and Modification of Mortgage executed by IMA and Lender dated as of the date hereof conveying a second priority lien of the Tuscany Land, as further set forth in Section 4.04 hereof.

“Existing IMA Note” shall mean that certain Assignment, Amendment and Restatement of Promissory Note by IMA in favor of Lender dated as of the date hereof with a current principal balance of One Million Six Hundred Eighty-Six Thousand Seven Hundred Sixty-Six and 76/100 Dollars ($1,686,766.76), together with all extensions, renewals, refinancings or refundings in whole or part and as further set forth in Section 2.02 hereof.

“Fixtures” shall mean all personal property now or hereafter owned by either of the Borrower Parties or Hoskins and now or hereafter affixed to, incorporated into or to be incorporated into,

or used or useful in connection with, the Land or the Improvements, or any part thereof, all replacements thereof, additions thereto and substitutions therefor.

“GAAP” shall mean generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower Parties’ independent certified public accountants concur).

“Guaranty” shall mean that certain Commercial Guaranty dated of even date herewith given by BMH, IMA and Hoskins as guarantors of the BMH Loan, the Existing IMA Loan and the New IMA Loan.

“Guarantor” or “Guarantors” shall mean, individually or collectively, BMH, IMA and Hoskins in their capacity as such under to the Guaranty.

“Hamlets ALR” shall mean that certain assignment of leases and rents relating to the Hamlets Land given by BMH to Lender dated as of the date hereof as required by Section 4.05 hereof, as the same may be supplemented or amended from time to time.

“Hamlets Land” shall mean that certain tract or parcel of land identified in EXHIBIT A attached hereto, and all appurtenances thereto.

“Hamlets O/G Assignment” shall mean that certain assignment of oil and gas leases related to the Hamlets Land.

“IMA” shall mean Investor’s Mark Acquisitions, LLC, a Delaware limited liability company, 124 Windermere Court, McMurray, Pennsylvania 15317.

“Improvements” shall mean all buildings and related improvements and amenities now or hereafter on the Land.

“Indebtedness” shall mean (i) all obligations for borrowed money (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property, whether or not any such notes, drafts or obligations are obligations for borrowed money), including, but not limited to, the Development Notes, (ii) all obligations secured by any mortgage, lien, pledge, charge or security interest or encumbrance existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all obligations to repay amounts drawn down by beneficiaries of letters of credit, (iv) all indebtedness and other obligations for the payment or purchase of which a Borrower Party or Hoskins has agreed contingently or otherwise to advance or supply funds and (v) indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with such principles.

“Interest Escrow” shall mean the interest escrow account established by Lender pursuant to Section 2.13 hereof.

“Land” shall mean, collectively, the Hamlets Land and the Tuscany Land.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lender” shall mean Shepherd’s Finance, LLC, a Pennsylvania limited liability company, 3508 Washington Road, McMurray, Pennsylvania 15317.

“Lender’s Cost of Funds” shall mean the greater of five percent (5.0%) or the weighted average price paid by Lender on or in connection with all of its borrowed funds. Such weighted average price shall include interest rates, loan fees, legal fees and any and all other costs paid by Lender on its borrowed funds, and, in the case of funds borrowed by Lender from an Affiliate of Lender, the weighted average price paid by such Affiliate on or in connection with such borrowed funds.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loans” shall mean the loans made by Lender to each of the Borrower Parties, or as otherwise advanced for the benefit of each of the Borrower Parties, under this Agreement and as further set forth in Section 2.01 hereof.

“Loan Account” shall mean that as set forth in Section 2.12 hereof.

“Loan Document” or “Loan Documents” shall mean singularly or collectively, as the context may require, (i) this Agreement, (ii) the BMH Note, (iii) the Existing IMA Note, (iv) the New IMA Note, (v) the Hamlets ALR, (vi) the Tuscany ALR, (vii) the Hamlets O/G Assignment, (viii) the Tuscany O/G Assignment, (ix) the Environmental Indemnity, (x) the BMH Mortgage, (xi) the Existing IMA Mortgage, (xii) the New IMA Mortgage, (xiii) the Guaranty, (xiv) the Pledge Agreement, (xv) any and all documents assigned to Lender by 84 Financial, L.P. in connection with the Existing IMA Note, and (xvi) any and all other documents, instruments, certificates and agreements executed and/or delivered in connection with this Agreement, as any of they may be amended, modified, extended or supplemented from time to time.

“Loan Fees” shall mean the loan fees described in Section 2.11 hereof.

“Menichi Mortgage” shall mean that certain Resubordination of Mortgage among IMA, Louis E. Menichi, Jennie Menichi, Erma Grego and Anna Marie Corrado executed and delivered by IMA, pursuant to which Louis E. Menichi, Jennie Menichi, Erma Grego and Anna Marie Corrado agree to resubordinate their interest in portions of the Tuscany Land to the Existing IMA Mortgage and the New IMA Mortgage, upon the terms further described therein.

“Mortgaged Land” shall mean the Hamlets Land and the Tuscany Land, collectively.

“New IMA Loan” shall mean the loan made by Lender to IMA, or as otherwise advanced for the benefit of IMA, under this Agreement and as further set forth in Section 2.01 hereof.

“New IMA Mortgage” shall mean that certain mortgage and security agreement executed and delivered by IMA to Lender dated as of the date hereof conveying a first priority lien of the Tuscany Land, as further set forth in Section 4.04 hereof.

“New IMA Note” shall mean that certain Promissory Note made by IMA in favor of Lender dated as of the date hereof with a principal balance of Two Million Two Hundred Twenty-Five Thousand and 00/100 Dollars ($2,225,000.00), along with any other note executed and delivered by IMA pursuant to this Agreement (other than the Existing IMA Note), together with all extensions, renewals, refinancings or refundings in whole or part and as further set forth in Section 2.02 hereof.

“Office,” when used in connection with Lender, shall mean its designated office located at 3508 Washington Road, McMurray, Pennsylvania 15317, or such other office or offices as Lender may designate from time to time.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Phase 1” shall mean that portion of the Hamlets Land owned by BMH which lies within the area generally depicted in EXHIBIT C-1 attached hereto.

“Phase 2” shall mean that portion of the Hamlets Land owned by BMH which lies within the area generally depicted in EXHIBIT C-2 attached hereto.

“Phases 3, 4 and 5” shall mean that portion of the Hamlets Land owned by BMH which lies within the area generally depicted in EXHIBIT C-3 attached hereto, which land is expected to be developed in three phases subsequent to the date of this Agreement.

“Plan” shall mean any plan, including single employer, multiple employer and multiemployer plans, subject to Title IV of ERISA and established or maintained for persons including employees or former employees of either of the Borrower Parties or their Affiliates.

“Pledge Agreement” shall mean that certain Amended and Restated Commercial Pledge Agreement made by BMH and IMA as grantors in favor of Lender dated as of the date hereof.

“Potential Default” shall mean any event or condition which with notice or passage of time or any combination of the foregoing would constitute an Event of Default.

“Raw Ground” shall mean those portions of the Land which, at any time, have not been subdivided into lots and which subdivision has not been approved by Lender.

“Real Property” shall mean the Land, the Improvements and the Fixtures.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days’ notice to PBGC is waived under applicable regulations.

“SF Note” shall mean that certain Assignment, Amendment and Restatement of Subordinated Promissory Note by Lender in favor of IMA dated as of the date hereof with a current principal balance of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), together with all extensions, renewals, refinancings or refundings in whole or part.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a Single Employer Plan, or the treatment of a Single Employer Plan amendment as a termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a Single Employer Plan, or (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Single Employer Plan.

“Tuscany ALR” shall mean that certain assignment of leases and rents relating to the Tuscany Land given by IMA to Lender dated as of the date hereof as required by Section 4.05 hereof, as the same may be supplemented or amended from time to time.

“Tuscany Land” shall mean that certain tract or parcel of land identified in EXHIBIT B attached hereto, and all appurtenances thereto.

“Tuscany O/G Assignment” shall mean that certain assignment of oil and gas leases related to the Tuscany Land.

“UCC” shall mean the Uniform Commercial Code that is in effect on the date of this Agreement and as amended from time to time, of the state or states having jurisdiction with respect to all or any portion of the Collateral granted or assigned to Lender from time to time under or in connection with this Agreement and the other Loan Documents.

ARTICLE II.

LOANS

2.01        Loans. Subject to the terms and conditions and relying upon the representations and warranties in this Agreement and the other Loan Documents, Lender agrees to make or assume, as the case may be, the following loans to the Borrower Parties:

(a)                  BMH Loan.     A loan in the original principal amount of up to Four Million One Hundred Sixty-Four Thousand and 00/100 Dollars ($4,164,000.00) (“BMH Loan”) at the Closing, the net proceeds of which may be disbursed to BMH in one or more Disbursements on the date of Closing or upon the date that all terms and conditions to be satisfied hereunder by BMH, including obtaining the Lender’s approval of the final development budget for the Hamlets Land as further set forth in Section 2.08, are fully satisfied in the Lender’s opinion, in accordance with and subject to the conditions, requirements and limitations set forth in this Agreement. Upon repayment of any amount of principal or interest on the BMH Loan by BMH, BMH may reborrow hereunder, subject to the limitations on the maximum allowable amount outstanding provided in Section 2.05 and subject to any other conditions, requirements and limitations set forth in this Agreement.

(b)                  New IMA Loan.    A loan in the original principal amount of up to Two Million Two Hundred Twenty-Five Thousand and no/100 Dollars ($2,225,000.00) (the “New IMA Loan”) at the Closing, the net proceeds of which will be disbursed to IMA in one or more Disbursements upon the date that all terms and conditions to be satisfied hereunder by IMA, including obtaining the Lender’s approval of the final development budget for the Tuscany Land as further set forth in Section 2.08, are fully satisfied in the Lender’s opinion, in accordance with and subject to the conditions, requirements and limitations set forth in this Agreement. Upon repayment of any amount of principal or interest on the New IMA Loan by IMA, IMA may not reborrow hereunder.

(c)                  Existing IMA Loan. An existing loan with a current outstanding balance of One Million Six Hundred Eighty-Six Thousand Seven Hundred Sixty-Six and 76/100 Dollars ($1,686,766.76) (the “Existing IMA Loan”) at the Closing, in accordance with and subject to the conditions, requirements and limitations set forth in this Agreement. Upon repayment of any amount of principal or interest on the Existing IMA Loan by IMA, IMA may not reborrow hereunder.

2.02        Development Notes. The obligation of BMH to repay the unpaid principal amount of the BMH Loan made to it by Lender, and to pay interest thereon, shall be evidenced in part by the BMH Note, dated of even date herewith. The obligation of IMA to repay the unpaid principal amount of the Existing IMA Loan, and to pay interest thereon, shall be evidenced in part by the Existing IMA Note, dated of even date herewith. The obligation of IMA to repay the unpaid principal amount of the New IMA Loan, and to pay interest thereon, shall be evidenced in part by the New IMA Note, dated of even date herewith. The executed BMH Note, Existing IMA Note and New IMA Note shall be delivered by the Borrower Parties to Lender at the Closing.

2.03        Interest Rates; Usury.

(a)            Interest Rates.

(i)     BMH Note and New IMA Note. The principal amounts outstanding on the BMH Note and the New IMA Note shall bear interest at a rate equal to Lender’s Cost of Funds, plus two percent (2.0%). Interest will be computed on the basis of a year of 365/366 days for actual days elapsed.

(ii)     Existing IMA Note. The principal amounts outstanding on the Existing IMA Note shall bear interest at a rate of seven percent (7.0%). Interest will be computed on the basis of a year of 365/366 days for actual days elapsed. The interest rate on the Existing IMA Note shall not exceed seven percent (7%).

(b)            Interest After Maturity or Default; Usury. After the principal amount of the BMH Note or the New IMA Note, accrued interest thereon, or any fees or any other sums payable thereunder shall become due and remain unpaid (whether upon demand by Lender, upon the occurrence of an Event of Default, by acceleration or otherwise), the amount thereof shall thereafter until paid in full bear interest at a rate which shall be two percent (2.0%) per annum (based on a year of 365/366 days, calculated for actual number of days elapsed) above the then-current rate(s) applicable to such notes. Such interest rate(s) shall apply to the entire outstanding principal balance of the notes. Upon the curing of such default, the interest rate on the notes shall revert to the initially agreed interest rate hereunder, effective as of the date on which said default is cured. No additional interest shall be charged on the Existing IMA Note.

(c)            Interest Rate Set by Law. In the event the rates of interest provided for in subsections (a) or (b) above are finally determined by any Official Body to exceed the maximum rate of interest permitted by any applicable usury or similar Laws, their or its application shall be suspended and there shall be charged instead the maximum rate of interest permitted by such Laws. If any payment of interest or in the nature of interest would cause the foregoing interest rate limitation to be exceeded, then such excess payment will be credited as a payment of principal of any of the Development Notes, at Lender’s option, unless either the Borrower Parties notifies Lender in writing to return the excess payment to either of the Borrower Parties.

2.04        Disbursements. The net proceeds of the BMH Loan shall be disbursed via wire transfer as directed in writing by BMH for the purposes set forth in Section 2.08 upon all of the terms and conditions herein being satisfied in the Lender’s opinion. The net proceeds of the New IMA Loan shall be disbursed via wire transfer as directed in writing by IMA for the purposes set forth in Section 2.08 upon all of the terms and conditions herein being satisfied in the Lender’s opinion.

2.05        Principal and Interest Payments. Payments of interest shall be due monthly, and to the extent there exists a balance in the Interest Escrow, payments of interest shall be funded from the Interest Escrow, as further described in Section 2.13. Payments of principal shall be due as follows:

(a)            Upon the sale or transfer by BMH to a third party of all or a portion of any lot contained within the Hamlets Land (other than a sale or transfer to a township, county, state, commonwealth or other governmental body), or, consistent with Section 6.07 hereof, upon BMH’s obtaining construction financing for the same, the release price for such lot as set forth on EXHIBIT D shall be paid by BMH to Lender. Notwithstanding the foregoing and the release prices indicated on EXHIBIT D, no release price shall be paid by BMH to Lender for the release of the first lot sold in Phase 3. Any Raw Ground or any other portion of the Land for which there is no release price indicated on EXHIBIT D shall not be released by Lender. Release prices shall be applied by Lender as follows: ninety percent (90.0%) shall be applied as a payment of principal against the Indebtedness, as determined by Lender in its sole discretion, and ten percent (10.0%) shall be applied to the balance of the Interest Escrow.

(b)           Upon the sale or transfer by IMA to a third party of all or a portion of any lot contained within the Tuscany Land (other than a sale or transfer to a township, county, state, commonwealth or other governmental body), or, consistent with Section 6.07 hereof, upon IMA’s obtaining construction financing for the same, the release price for such lot as set forth on EXHIBIT D shall be paid by IMA to Lender. Any Raw Ground or any other portion of the Land for which there is no release price indicated on EXHIBIT D shall not be released by Lender. Release prices paid related to the Tuscany Land shall be allocated by Lender as follows: fifty percent (50%) of such release price shall be applied to debt related to the Menichi Mortgage; and fifty percent (50%) shall be retained by Lender. Upon payment in full of the debt related to the Menichi Mortgage, Lender shall retain one hundred percent (100%) of all subsequent release prices paid related to the Tuscany Land. Subject to the foregoing, the release price allocated to Lender shall be applied by Lender as follows: ninety percent (90.0%) shall be applied as a payment of principal against the Indebtedness, as determined by Lender in its sole discretion, and ten percent (10.0%) shall be applied to the balance of the Interest Escrow.

(c)            Any funds received by either of the Borrower Parties or Hoskins from the Deposits shall be applied to the outstanding principal balance of any of the Indebtedness, as determined by Lender in its sole discretion.

(d)           Any funds received by Lender pursuant to the Hamlets O/G Assignment shall be applied to the outstanding principal balance of the BMH Note.

(e)                 Upon the occurrence of an Event of Default, fifty percent (50%) of any funds received by Lender pursuant to the Tuscany O/G Assignment shall be applied to the outstanding principal balance of the New IMA Note, up to a limit of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00).

(f)                 In addition to the foregoing, the aggregate amount outstanding on the Loans shall not exceed the following amounts at the following times:

Closing Date – February 28, 2012	$5,800,000.00
March 1, 2012 – March 31, 2012	$5,700,000.00
April 1, 2012 – April 30, 2012	$5,600,000.00
May 1, 2012 – May 31, 2012	$5,500,000.00
June 1, 2012 – June 30, 2012	$5,400,000.00
July 1, 2012 – July 31, 2012	$5,300,000.00
August 1, 2012 – August 31, 2012	$5,200,000.00
September 1, 2012 – September 30, 2012	$5,100,000.00
October 1, 2012 – October 31, 2012	$5,000,000.00
November 1, 2012 – thereafter	$4,900,000.00

(g) Upon demand by Lender.

2.06       Optional Prepayments. The Borrower Parties shall each have the right, at their option, to prepay the principal, interest or other amounts due from each of the Borrower Parties under this Agreement or under the Development Notes, in whole or in part at any time without premium or penalty. Prepayments will not, unless agreed to by Lender in writing, relieve either of the Borrower Parties of their obligation to continue to make payments as set forth herein, rather, prepayments will reduce the principal balance of the Indebtedness, as determined by Lender in its sole discretion.

2.07        Payments. All payments to be made in respect of principal, interest or other amounts due from each of the Borrower Parties under this Agreement or under the Development Notes shall be payable on or before 2:00 o’clock p.m., McMurray, Pennsylvania, time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Such payments shall be made to Lender at its Office in U.S. dollar funds immediately available at such Office without setoff, counterclaim or other deduction of any nature. All such payments shall be applied at the option of Lender to accrued and unpaid interest, outstanding principal and other sums dues under this Agreement in such order as Lender, in its sole discretion, shall elect.

2.08        Use of Net Proceeds; Development.

(a)                  BMH Loan. The net proceeds of the BMH Loan shall be used for purchase and development of lots included in Phases 1 and 2 of the Hamlets Land. Upon Lender’s approval of budgeted costs, release times and release costs for Phases 3, 4 and 5 of the Hamlets Land, the net proceeds of the BMH Loan may be used for development of such Phases. Such approval shall be at Lender’s sole and exclusive option, and such approval or denial shall be communicated to BMH prior to the beginning of development. In connection with the development of Phases 3, 4 and 5, Lender may make one or more Disbursements under the BMH Loan to reimburse BMH for payments made by BMH to third parties in furtherance of such development, or alternatively, Lender may make Disbursements directly to such third parties. Such reimbursable items shall be limited only to those listed in the final development budget as approved by Lender and reimbursement shall be provided only up to the amounts listed for such items on the final development budget as approved by Lender, unless Lender agrees otherwise. Upon approval of the final development budget, any changes must be approved by Lender, but Lender shall have no obligation to approve any such changes. In connection with Lender’s decision to approve the final development budget, BMH agrees to provide all necessary documentation required by Lender to fully understand the proposed budget. BMH acknowledges and agrees that it will require all vendors whose total costs exceed ten percent (10%) of the final development budget as approved by Lender for a respective Phase to provide terms of at least ninety (90) days on all invoices. No net proceeds of the BMH Loan shall be used to pay taxes, maintenance fees, interest (except to the extent interest may be paid out of the balance of the Interest Escrow) or similar expenses for development. No net proceeds of the BMH Loan shall be used to pay management fees for the development of Phases 1 and 2. Management fees for development of Phases 3, 4 and 5 shall not be calculated until all costs are paid for development and then will be calculated and paid as follows: total budgeted costs for development, including management fee and contingency (excluding interest), minus all costs spent except for the management fee. The management fee shall not exceed the management fee provided for in the final development budget as approved by Lender.

(b)                  New IMA Loan.         Upon approval of budgeted costs, release times and release costs for lots included in the Tuscany Land, the net proceeds of the New IMA Loan may be used for development of such lots. Such approval shall be at Lender’s sole and exclusive option, and such approval or denial shall be communicated to IMA prior to the beginning of development. In connection with the development of the lots included in the Tuscany Land, Lender may make one or more Disbursements under the New IMA Loan to reimburse IMA for payments made by IMA to third parties in furtherance of such development, or alternatively, Lender may make Disbursements directly to such third parties. Such reimbursable items shall be limited only to those listed in the final development budget as approved by Lender and reimbursement shall be provided only up to the amounts listed for such items on the final development budget as approved by Lender, unless Lender agrees otherwise. Upon approval of the final development budget, any changes must be approved by Lender, but Lender shall have no obligation to approve any such changes. In connection with Lender’s decision to approve the final development budget, IMA agrees to provide all necessary documentation required by Lender to fully understand the proposed budget. IMA acknowledges and agrees that it will require all vendors whose total costs exceed ten percent (10%) of the final development budget as approved by Lender for a respective Phase to provide terms of at least ninety (90) days on all invoices. No net proceeds of the New IMA Loan may be used to pay taxes, maintenance fees, interest (except to the extent interest may be paid out of the balance of the Interest Escrow) or similar expenses for development. Management fees shall not be calculated until all costs are paid for development and then will be calculated and paid as follows: total budgeted costs for development, including management fee and contingency (excluding interest), minus all costs spent except for the management fee. The management fee shall not exceed the management fee provided for in the final development budget as approved by Lender.

(c)                  Calculation of Net Proceeds.    For purposes of this Agreement, references to net proceeds shall mean the proceeds of the Loans, individually or collectively as the case may be, after deduction is made for the Loan Fees and the Interest Escrow as provided herein.

2.09        Releases; Prohibitions on Transfer.

(a)                  Notwithstanding anything herein to the contrary, neither the entirety of the Land nor any portion thereof will be released by Lender without the proper amount or amounts having been paid to reduce the aggregate amount outstanding on the Loans in accordance with this Agreement.

(b)                 Upon the payment of the release price for any portion of the Land, so long as all other terms and conditions contained herein shall have been satisfied, Lender shall take the proper steps to release its security interest in such portion of the Land, subject to the terms of Section 2.09(c) below.

(c)                 The transfer or attempted transfer by either of the Borrower Parties of any portion of the mineral rights or interests associated with the Land, including, but not limited to, oil and gas, is prohibited. This prohibition on transfer shall apply to all of the property contained in the Land as of the date of this Agreement and shall continue until the date that the BMH Mortgage, the Existing IMA Mortgage and the New IMA Mortgage are all released in their entirety.

2.10        84 Mortgage.    Lender acknowledges that the 84 Mortgage will occupy a second priority mortgage position on Phases 2, 3, 4 and 5 of the Hamlets Land, except for lots 203, 208 and 210. Lender further acknowledges that, pursuant to the 84 Mortgage, upon the sale or transfer by BMH to a third party of all or a portion of any lot contained within Phases 2, 3, 4 and 5, except for lots 203, 208 and 210 (other than a sale or transfer to a township, county, state, commonwealth or other governmental body), and subsequent to BMH’s payment of the release price to Lender as described in Section 2.05(a) and as depicted on EXHIBIT D, BMH is obligated to pay to 84 Financial, L.P. a release price of Ten Thousand and 00/100 Dollars ($10,000.00) per lot until the debt evidenced by the 84 Mortgage is satisfied in full. Such release price to be paid to 84 Financial, L.P. shall be paid as follows: Seven Thousand and 00/100 Dollars ($7,000.00) shall be paid by BMH directly, and Three Thousand and 00/100 Dollars ($3,000.00) shall be paid out of the balance of the Interest Escrow; provided, however, that upon the occurrence of an Event of Default, no amount shall be paid out of the balance of the Interest Escrow. Notwithstanding the foregoing and the release prices indicated on EXHIBIT D, BMH shall pay 84 Financial, L.P. a release price of One Hundred Sixty-Five Thousand and 00/100 Dollars ($165,000.00) for the release of the first lot sold in Phase 3 (other than a sale or transfer to a township, county, state, commonwealth or other governmental body), no portion of which shall be paid out of the balance of the Interest Escrow. BMH agrees the terms described in this Section 2.10 shall be included in the 84 Mortgage or any other agreement BMH enters into with 84 Financial, L.P. or its successors and assigns regarding the subject matter of this Section 2.10, and the 84 Mortgage or any such other agreement shall not be modified, amended or supplemented without the prior written consent of Lender.

2.11        Loan Fees.  The Borrower Parties shall pay the following loan fees to the Lender : (i) for the BMH Loan, a fee in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), which fee shall be earned by and paid to Lender at Closing and funded out of proceeds of the BMH Loan; and (ii) for the New IMA Loan, a fee in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00), which fee shall be earned by and paid to Lender at Closing and funded out of proceeds of the New IMA Loan. No Loan Fees shall be paid related to the Existing IMA Loan.

2.12        Indemnity.    The Borrower Parties and Hoskins shall jointly and severally indemnify Lender against any loss or expense which Lender has sustained or incurred as a consequence of any default by either of the Borrower Parties or Hoskins in the performance or observance of any covenant or condition contained in this Agreement, or under the Development Notes, including, without limitation, any failure of either of the Borrower Parties to pay when due (by demand, upon maturity or otherwise) any principal, interest, commitment fees or any other amount due hereunder or under the Development Notes. If Lender sustains or incurs any such loss or out-of-pocket expense, it shall from time to time notify the Borrower Parties and Hoskins of the amount determined in good faith by Lender (which determination shall be conclusive) to be necessary to indemnify Lender for such loss or expense. Such amount shall be due and payable by the Borrower Parties and Hoskins to Lender ten (10) Business Days after such notice is given and shall bear interest at the rate of seven percent (7.0%) per annum (based on a year of 365/366 days for actual number of days elapsed) from the due date until paid (before and after judgment).

2.13       Loan Account.  Lender shall open and maintain on its books a loan account (the “Loan Account”) with respect to repayments, prepayments, the computation and payment of interest and principal, and the computation and final payment of all other amounts due and sums paid to Lender hereunder. Except in the case of manifest error in computation, the Loan Account shall be conclusive and binding on the Borrower Parties as to the amount at any time due to the Lender from either of the Borrower Parties hereunder and under the Development Notes.

2.14       Interest Escrow Account.    Lender shall open and maintain on its books an account for the Interest Escrow. The Interest Escrow shall be initially funded at Closing with a deposit of Four Hundred

Fifty Thousand and 00/100 Dollars ($450,000.00), paid from the proceeds of the BMH Loan. After Closing, the Interest Escrow shall be funded periodically with interest paid by Lender on the SF Note, portions of release prices as provided in Section 2.05 and as otherwise provided herein. Payments for the prior month’s accrued interest shall be due on the twentieth (20th) day of each month. Upon or prior to such due date, Lender shall apply the balance of the Interest Escrow to the amount due from either of the Borrower Parties as interest, at Lender’s discretion as to the allocation. Any shortfall in the balance of the Interest Escrow shall be funded by the Borrower Party or Borrower Parties facing such shortfall. Prior to the end of each month, the Interest Escrow shall be settled and any amount over Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) shall be applied by Lender to the outstanding principal balance of the Development Notes, at Lender’s discretion as to the allocation among the Development Notes. All amounts in the Interest Escrow shall be commingled with the general funds of Lender, and such account shall not be required to be insured by the FDIC. Lender may utilize book entries or a ledger system for purposes of tracking debits, credits and balances of the Interest Escrow. All calculations in connection with the Interest Escrow shall be made by Lender and, except in the case of manifest error in computation, such calculations shall be conclusive and binding on the Borrower Parties as to the amount shown in the Interest Escrow at any time.

2.15       Late Charge. Upon the occurrence of an Event of Default with respect to the payment of any installment of interest or principal on any of the Development Notes for more than ten (10) days after the said installment becomes due, in addition to making a payment of the installment due, the Borrower Party or Parties shall pay to Lender a late charge in an amount equal to the greater of (i) Twenty-Five and 00/100 Dollars ($25.00) or (ii) five percent (5.0%) of any such overdue installment.

2.16        Financing Statements. The Borrower Parties authorize Lender to file a UCC financing statement or financing statements to perfect Lender’s security interest. At Lender’s request, the Borrower Parties additionally agree to sign all other documents that are necessary to perfect, protect, and continue Lender’s security interest in the Collateral. The Borrower Parties will pay all filing fees, title transfer fees, and other fees and costs involved unless prohibited by law or unless Lender is required by law to pay such fees and costs. The Borrower Parties irrevocably appoint Lender to execute documents necessary to transfer title if there is a default. If either of the Borrower Parties change their name or address, or the name or address of any person granting a security interest under this Agreement changes, such Borrower Party will promptly notify the Lender of such change.

2.17        Collateral.

(a)            BMH Note.    The BMH Note and all obligations of BMH hereunder shall be secured by the Hamlets ALR, the Environmental Indemnity, the BMH Mortgage, the Hamlets O/G Assignment, the Guaranty, the Pledge Agreement, and any and all other Loan Documents executed with respect thereto.

(b)           Existing IMA Note.    The Existing IMA Note and all obligations of IMA hereunder shall be secured by the Existing IMA Mortgage, the Guaranty, the Pledge Agreement, and any and all other Loan Documents executed with respect thereto, including, but not limited to, all documents assigned to Lender by 84 Financial, L.P. in connection with the Existing IMA Note.

(c)           New IMA Note.     The New IMA Note and all obligations of IMA hereunder shall be secured by the Tuscany ALR, the Environmental Indemnity, the New IMA Mortgage, the Tuscany O/G Assignment, the Guaranty, the Pledge Agreement, and any and all other Loan Documents executed with respect thereto.

(d) Cross-Collateralization. Borrower Parties and Hoskins acknowledge and agree that all of the Collateral described herein shall serve as additional Collateral for any or all of the Development Notes, notwithstanding any term or terms of a Loan Document to the contrary, and that upon the occurrence of an Event of Default, Lender may proceed against any portion of the Collateral, at Lender’s sole discretion.

2.18        Extinguishment.     The obligations of the Borrower Parties and Hoskins under the Development Notes shall be extinguished, and Raw Ground may be released by Lender, upon such time as the outstanding balance relating to the Development Notes is less than the outstanding balance on the SF Note, together with the balance of the Interest Escrow, and Lender has received written notice from the Borrower Parties that no further funds will be borrowed pursuant to the BMH Note and the New IMA Note.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower Parties and Hoskins hereby represent and warrant to Lender that:

3.01        Organization and Qualification. BMH is a Pennsylvania limited liability company and IMA is a Delaware limited liability company, and all of the Persons executing Loan Documents on their behalf, are all duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and are duly qualified or licensed to do business, and are in good standing in all jurisdictions in which the ownership of their respective properties or the nature of their activities or both make such qualification or licensing necessary.

3.02        Authority; Power to Carry on Business: Licenses. The Borrower Parties, Hoskins, and the respective Persons executing Loan Documents on their behalf, have the power and authority to execute, deliver and perform the Loan Documents to which they are a party, to make the borrowing provided for herein, and to perform their respective obligations hereunder and under the other Loan Documents. All such action has been duly and validly authorized by all necessary proceedings on their respective parts. The Borrower Parties have all requisite power and authority to own and operate their respective properties and to carry on their businesses as now conducted and as presently planned to be conducted. The Borrower Parties have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their respective businesses as now conducted and specifically in conjunction to the Mortgaged Land.

3.03        Execution and Binding Effect. The Loan Documents have been duly and validly executed and delivered by the parties thereto and, to the extent they are a party thereto, constitute legal, valid and binding obligations of the Borrower Parties and Hoskins, enforceable in accordance with the terms hereof and thereof.

3.04       Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery, of the Loan Documents, the consummation of the transactions herein or therein contemplated, and the performance of or compliance with the terms and conditions hereof or thereof.

3.05        Absence of Conflicts. Neither the execution and delivery of the Loan Documents, the consummation of the transactions herein or therein contemplated, nor the performance of or compliance with the terms and conditions hereof or thereof will (a) violate any Law or any regulation, order, writ, injunction, or decree of any court or governmental instrumentality or agency, (b) conflict with or result in a breach of or a default under the organizational documents of the Borrower Parties, or any agreement or instrument to which any of such parties is a party or by which their properties (now owned or hereafter acquired) may be subject or bound or, (c) result in the creation or imposition of any Lien, charge or encumbrance upon any property (now owned or hereafter acquired) of any of such parties.

3.06        Ownership and Control.     Schedule 3.06 to this Agreement states, as of the Closing Date, the owners of the ownership interests of the Borrower Parties.

3.07       Managers of the Borrower Parties; Business.     Schedule 3.07 to this Agreement states as of the Closing Date the Persons authorized to execute the Loan Documents by the Borrower Parties. In addition, Schedule 3.07 to this Agreement describes the business of the Borrower Parties as presently conducted and as presently planned to be conducted.

3.08       Financial Information.     The financial information provided by the Borrower Parties and Hoskins as of the Closing Date is accurate and complete and, in the case of the Borrower Parties, has been prepared in accordance with GAAP consistently applied. There has been no adverse change in the financial condition, assets, properties, management, operations or business of the Borrower Parties or Hoskins since the date of such information. The Borrower Parties and Hoskins have made full and true disclosure of all pertinent financial and other information in connection with the transactions contemplated hereby.

3.09       No Event of Default; Compliance with Instruments.     No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. The Borrower Parties are not in violation of (i) any term of any organizational agreement nor (ii) any agreement or instrument to which they are a party or by which they or any of their properties (now acquired or hereinafter acquired) may be subject or bound.

3.10       Litigation. There is no pending, contemplated or threatened proceeding by or before any Official Body against or affecting the Borrower Parties, Hoskins or the Collateral which, if adversely decided, would have a material adverse effect on the financial condition, assets, properties, management, operations or business of the Borrower Parties or Hoskins, the ability of the Borrower Parties or Hoskins to perform their obligations under the Loan Documents, the leases and or subleases pertaining to the Mortgaged Land, or the Collateral.

3.11       Pension and Employee Benefit Plan Matters.     The provisions of all deferred compensation, benefit, pension, profit sharing and other plans, if any, of the Borrower Parties which are subject to ERISA (the “Plans”) comply in all respects with the requirements of ERISA. The Plans have not incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA, if applicable, or Section 412 of the Code with respect to the most recent plan year ending on or prior to the date hereof, and each Borrower Party and its ERISA Affiliates have not incurred any liability on account of an “accumulated funding deficiency” with respect to the Plans. All contributions to the Plans required with respect to all plan years ending on or prior to the date hereof have been made, and the pro rata portion of the contribution with respect to the plan year in which the date hereof falls has been accrued on the respective financial statements of the Borrower Parties. The funding method used in connection with the Plans is acceptable under ERISA and the actuarial assumptions used in connection with funding the Plans, in the aggregate, are reasonable. No liability to PBGC has been incurred with respect to the Plans (except for the premium liability under Section 4007(a) of ERISA) nor has any event or circumstances occurred in connection with the Plans which would result in any liability to the PBGC on the part of the Borrower Parties or their ERISA Affiliates. No Reportable Event, within the meaning of Section 4043 of ERISA, has occurred with respect to the Plans, nor have the Plans been terminated in accordance with the procedures set forth in Sections 4041 or 4042 of ERISA or by operation of law. All premium payments with respect to the Plans to PBGC required as of the date hereof have been made. The Borrower Parties, their ERISA Affiliates, and to the best knowledge of the Borrower Parties and their ERISA Affiliates, any “party in interest” within the meaning of Section 3(14) of ERISA, have not engaged in any “prohibited transaction” within the meaning of Section 406(a) or (b) of ERISA or of Section 4975(c) of the Code, the occurrence of which would subject the Borrower Parties or their ERISA Affiliates to any liability or any tax which may be imposed by Section 4975 of the Code or Section 502(i) of ERISA, with respect to a Plan. No legal action involving a Plan is pending or threatened against the Borrower Parties or any of the fiduciaries of a Plan. The Plans have received determination letters from the Internal Revenue Service to the effect that each Plan is qualified under Section 401(a) of the Code and nothing has occurred since the receipt of the latest determination letters with respect to each Plan to adversely affect its continued qualification. the Borrower Parties and their ERISA Affiliates, have, for all periods ending on or prior to the date hereof, administered the Plans and each “employee welfare benefit plan,” maintained by them, in all material respects in compliance with the reporting and disclosure requirements applicable thereto under ERISA, the Code or any other federal, state or local law. the Borrower Parties and their ERISA Affiliates do not contribute to a multiemployer pension plan, as such term is defined in Section 3(37) of ERISA, on behalf of any of their employees.

3.12        Title to Property.     The Borrower Parties have good and marketable title in fee simple to all of the real property purported to be owned by the Borrower Parties and good and marketable title to all other property purported to be owned by the Borrower Parties which is securing the Loans, and that is otherwise reflected in the most recent financial statements referred to in Section 3.08 or submitted pursuant to Section 5.01, subject only to Liens not forbidden by Section 6.01 hereof.

3.13        Use of Net Proceeds.     The net proceeds of the Development Notes shall be used solely for the purposes set forth in Section 2.08.

3.14        Taxes.     All tax returns required to be filed by the Borrower Parties have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower Parties or upon any of their respective properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower Parties are adequate for all open years and for their current fiscal period. The Borrower Parties do not know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal income tax liabilities of the Borrower Parties have been finally determined by the Internal Revenue Service, or the time for audit has expired, and all such liabilities (including all deficiencies assessed following audit) have been satisfied.

3.15       No Material Adverse Change.     Since the date of the most recent financial statements referred to in Section 3.08, there has been no material adverse change in the financial condition, assets, properties, management, operations or business of the Borrower Parties or Hoskins.

3.16        Regulations U and X.     The Borrower Parties will make no borrowing hereunder for the purpose of buying or carrying any “margin stock,” as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrower Parties own no “margin stock.” The Borrower Parties are not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in contravention of regulations U and X.

3.17        Compliance with Laws.     The conduct by the Borrower Parties of their business as it is presently conducted does not violate any provision of any Law or, if such conduct does not violate a Law, such violation would not, together with all other such violations, have a material adverse effect on the financial condition or results of operations of the Borrower Parties, and the Borrower Parties have obtained all permits, licenses, consents and approvals of all Official Bodies or other third parties, including all consents and approvals, if any, under the Laws designed to protect the environment, which are required to conduct its business as it is presently conducted.

3.18        Licenses, Franchises. The Borrower Parties own or possess all of the patents, trademarks, service patents marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their properties and to carry on their business as presently conducted without conflict with the rights of others. No individual patent or patent license is of material importance to their business and there is no reason to anticipate any material liability to the Borrower Parties in respect of any claim of infringement of any thereof.

3.19        Environmental Matters.

(a)    The Borrower Parties and Hoskins warrant and represent that the Borrower Parties and Hoskins are not aware of any circumstances which would result in any material obligation binding upon the Borrower Parties or Hoskins under any Environmental Laws to investigate or remediate any Hazardous Substances in, on or under any parcel of the Real Property.

(b)    The Borrower Parties and Hoskins will execute and deliver to Lender the Environmental Indemnity.

3.20        Solvency. After giving effect to the consummation of all the transactions contemplated hereby, the Borrower Parties and Hoskins (a) shall be able to pay their debts as they become due, (b) shall have funds and capital sufficient to carry on their business and all businesses in which they are about to engage and, (c) shall own property having a value both at fair valuation and at fair saleable value in the ordinary course of the Borrower Parties’ and Hoskins’ business greater than the amount required to pay its debts as they become due. The Borrower Parties and Hoskins shall not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated herein.

3.21       Accurate and Complete Disclosure, Continuing Representations and Warranties.        No representation or warranty made by the Borrower Parties or Hoskins under this Agreement or any Loan Document and no statement made by the Borrower Parties or Hoskins in any financial statement (furnished pursuant to Sections 3.08 or 5.01 or otherwise), certificate, report, exhibit or document furnished by the Borrower Parties or Hoskins to Lender pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The Borrower Parties and Hoskins have disclosed to Lender in writing every fact which materially and adversely affects, or would materially and adversely affect, the financial condition, assets, properties, management, operations or business of the Borrower Parties or Hoskins or the ability of the Borrower Parties or Hoskins to perform their respective obligations under the Loan Documents and the leases and subleases pertaining to the Mortgaged Land. The representations and warranties are to survive the delivery of the Loan Documents and the making of all Disbursements hereunder until the Development Notes are paid in full and released.

ARTICLE IV.

CONDITIONS OF LENDING

The obligation of Lender to enter into this Agreement and to make the BMH Loan and the New IMA Loan, and to assume the Existing IMA Loan, hereunder is subject to the accuracy, as of the date hereof, of the representations and warranties contained in the Loan Documents, to the performance by the Borrower Parties and Hoskins of their obligations to be performed hereunder and thereunder on or before the Closing Date, and to the satisfaction of the following further conditions:

4.01       Representations and Warranties, Events of Default and Potential Defaults.    The representations and warranties contained in Article III shall be true on and as of the date of Closing and each Disbursement, with the same effect as though made on and as of such date. On the date of the Closing, no Event of Default and no Potential Default shall have occurred and be continuing or exist.

4.02        Proceedings and Incumbency. On the Closing Date, there shall have been delivered to Lender, certificates of the Borrower Parties in form and substance reasonably satisfactory to Lender, dated the Closing Date and signed on behalf of the Borrower Parties by their respective Persons authorized to execute Loan Documents on their behalf certifying as to (a) true copies of the organizational documents of the Borrower Parties as in effect on such date, (b) true copies of all organizational actions taken by the Borrower Parties relative to the transactions contemplated by this Agreement, and (c) the names, true signatures and incumbency of all of the Persons authorized to execute and deliver the Loan Documents to which the Borrower Parties are a party. Lender may conclusively rely on such certificate.

4.03        Loan Documents. On the Closing Date, those Loan Documents to be executed by or at the Closing Date shall have been executed and delivered to Lender and shall be in effect and all filings and recordings contemplated thereby shall have been made. The Borrower Parties shall also deliver such other instruments, documents and certificates as Lender or its counsel shall reasonably require.

4.04        Mortgages. There shall have been executed and delivered to Lender the BMH Mortgage, pursuant to which BMH shall have conveyed a first in priority lien on the Hamlets Land to Lender, together with evidence satisfactory to Lender and counsel for Lender that the BMH Mortgage has been filed in the appropriate public office. There shall have been executed and delivered to Lender documents sufficient to assign the Existing IMA Mortgage, pursuant to which IMA shall have conveyed a first in priority lien on the Tuscany Land to Lender, together with evidence satisfactory to Lender and counsel for Lender that the assignment of the Existing IMA Mortgage has been filed in the appropriate public office. There shall have been executed and delivered to Lender the New IMA Mortgage, pursuant to which IMA shall have conveyed a second in priority lien on the Tuscany Land to Lender, together with evidence satisfactory to Lender and counsel for Lender that the IMA Mortgage has been filed in the appropriate public office.

4.05        Subordination of Menichi Mortgage.     There shall have been executed and delivered to Lender the Menichi Mortgage, which shall be acceptable for filing in the appropriate jurisdiction and which shall provide for the subordination of the Menichi Mortgage to the Existing IMA Mortgage and the New IMA Mortgage and shall include a preference to the Menichi Mortgage upon Lender’s receipt of Two Million Two Hundred Twenty-Five Thousand and 00/100 Dollars ($2,225,000.00) as proceeds of liquidation of the Tuscany Land.

4.06        ALRs. There shall have been executed and delivered to Lender the Hamlets ALR and the Tuscany ALR, pursuant to which the Borrower Parties have assigned to Lender, as collateral, all the right, title and interest of the Borrower Parties in and to any leases, together with evidence satisfactory to Lender and counsel for Lender that the Hamlets ALR and the Tuscany ALR have been recorded and filed in the appropriate public office or offices.

4.07        Title Insurance. There shall have been delivered the following:

(a)    a title insurance commitment on the Hamlets Land in form and substance acceptable to Lender and its title insurer.

(b)    a title insurance commitment on the Tuscany Land in form and substance acceptable to Lender and its title insurer.

(c)    an assignment of the title insurance policy related to the Existing IMA Loan, or assurances acceptable to Lender that such title insurance policy shall inure to the benefit of Lender upon Lender’s assumption of the Existing IMA Loan.

4.08       Agreements Affecting the Mortgaged Land. There shall have been delivered a copy of any and all agreements, understandings, covenants and restrictions, with or relating to the Real Property, its owners or tenants, affecting the Borrower Parties.

4.09        Certificates of Insurance. Lender shall have received such certificates of insurance as Lender may require, in form and substance satisfactory to Lender, from insurers satisfactory to Lender evidencing the fulfillment of the requirements of Section 5.02 hereof.

4.10        Details, Proceedings and Documents. On the Closing Date, all legal details and proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to Lender and its counsel and Lender shall have received and shall receive from time to time all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to Lender, as Lender may from time to time request.

4.11        Other Documents and Conditions. On or before the Closing Date, Lender shall have received such other documents and conditions as may be required to be submitted to Lender by the terms of this Agreement or any Loan Document with respect to the transactions contemplated by this Agreement.

4.12        Fees and Expenses. The Borrower Parties shall have paid all fees and charges required for the Closing and related to the Closing, including legal fees, commitment fees, site inspection costs, closing costs, filing, recording and notary fees and any other similar matters pertinent to the Closing. Fees for recording shall be paid upon receipt of the invoice.

ARTICLE V.

AFFIRMATIVE COVENANTS

The Borrower Parties and Hoskins covenant and agree with Lender as follows:

5.01        Reporting and Information Requirements.

(a)            Federal Tax Returns. The Borrower Parties and Hoskins shall annually furnish to Lender as soon as practicable, and in any event on or before October 15 of each year, the federal tax returns of the Borrower Parties, including all schedules and attachments filed with such returns.

(b)            Quarterly Financial Statements of the Borrower Parties. As soon as practicable, and in any event within thirty (30) days after the close of each fiscal quarter of the Borrower Parties, the Borrower Parties shall furnish to Lender consolidated financial statements of the Borrower Parties, prepared in accordance with GAAP.

(c)            Weekly Meetings. At Lender’s option, the Borrower Parties shall meet with Lender to review development of the Land, sales of lots or any other portion of the Land, conformity with the final development budget as approved by Lender, the balance of the Interest Escrow and the outstanding principal amount of the Development Notes, and any other matters arising out of or related to this Agreement.

(d)            Notice of Event of Default. Promptly upon becoming aware of any Event of Default or Potential Default, the Borrower Parties shall give Lender notice thereof, together with a written statement of the Borrower Parties setting forth the details thereof and any action taken or contemplated to be taken by the Borrower Parties.

(e)            Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower Parties and Hoskins shall give Lender notice with respect to any material adverse change in the financial condition, assets, properties, management, operations or business of the Borrower Parties or Hoskins.

(f)            Notice of Proceedings. Promptly upon becoming aware thereof, the Borrower Parties and Hoskins shall give Lender notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting the Borrower Parties or Hoskins, which, if adversely decided, would have an adverse effect on the financial condition, assets, properties, management, operations or business of the Borrower Parties or Hoskins.

(g)            Visitation. Upon receipt of reasonable notice, the Borrower Parties and Hoskins shall permit such persons as Lender may designate to visit and inspect any of their properties to examine the books and records relevant thereto and take copies and extracts therefrom, and to discuss the affairs of the Borrower Parties and Hoskins with each of their agents, employees and independent accountants at such times and as often as Lender may reasonably request, at Lender’s expense. The Borrower Parties and Hoskins hereby authorize such agents, employees and independent accountants to discuss with Lender the affairs of the Borrower Parties and Hoskins, all at Lender’s expense.

(h)            Further Information. The Borrower Parties and Hoskins will promptly furnish to Lender such other information, in such form, as Lender may reasonably request from time to time.

5.02        84 Mortgage. The Borrower Parties will submit the 84 Mortgage to Lender for Lender’s approval prior to its filing, which filing shall occur subsequent to the filing of the BMH Mortgage.

5.03       Insurance. The Borrower Parties shall maintain, with financially sound and reputable insurers, general liability insurance with respect to its properties and businesses, against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to Lender and as is customary in the case of entities engaged in the same or a similar business or having similar properties in the same geographic area (including, if required by Lender, flood insurance). The Borrower Parties agree to provide Lender with thirty (30) days’ advance notice of the termination of any such policy of insurance.

5.04       Maintenance of Properties.     The Borrower Parties shall maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

5.05        Payment of Liabilities. The Borrower Parties shall pay or discharge:

(a)            prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income;

(b)            on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any such properties;

(c)            on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such properties; and

(d)           all other liabilities so that they are not in default, in the ordinary course of the Borrower Parties’ business.

5.06        Compliance with Laws. The Borrower Parties and Hoskins shall comply with all applicable Laws, in all material respects.

5.07        Continuation of and Change in Business. The Borrower Parties shall continue to engage in the business and activities that they are presently engaged in. The Borrower Parties shall not engage in any other business or activities without obtaining the prior written consent of Lender.

5.08        Use of Net Proceeds. The Borrower Parties will use the net proceeds of the Development Notes for the purposes set forth in Section 2.08 hereof.

5.09        Lien Searches. Lender may, but shall not be obligated to, conduct lien searches of the Borrower Parties and their assets and properties, as Lender, in its sole discretion, may determine to be necessary.

5.10        Further Assurances. At any time and from time to time, upon Lender’s request, the Borrower Parties and Hoskins shall make, execute and deliver, or cause to be made, executed and delivered, to Lender and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be rerecorded and refiled at such time and in such offices and places as shall be deemed reasonably desirable by Lender, any and all such other Loan Documents, certificates and other documents as Lender may consider necessary or desirable in order to effectuate, complete or perfect and to continue and preserve the obligations of the Borrower Parties and Hoskins hereunder under the Development Notes and the Loan Documents and the Liens created thereby. Upon any failure by the Borrower Parties or Hoskins to do so, Lender may make, execute, record, file, rerecord or refile any and each such Loan Document, instrument, certificate and document for and in the name of the Borrower Parties or Hoskins.

5.11        Wages and Withholding Taxes. The Borrower Parties shall pay when due all wages and other compensation and all withholding taxes. The Borrower Parties shall create and fund a reserve for all withholding taxes for wages and other compensation which has been paid but as to which the taxes are not yet due. If such wages and other compensation are not paid when due and/or if such withholding taxes are not paid when due and/or a funded reserve is not created for withholding taxes which are owing for wages and other compensation which have been paid but as to which the taxes are not yet due, Lender may, but is not obligated to pay the Borrower Parties’ wage, compensation and/or withholding tax liabilities and add such amounts so paid to the principal amounts due under Section 2.01 of this Agreement.

5.12        Preservation of Existence. The Borrower Parties shall maintain their limited liability company existence, rights and franchises in full force and effect in their jurisdictions of organization. The Borrower Parties shall qualify and remain qualified as a foreign limited liability company in each jurisdiction in which failure to receive or retain such qualification would have a material adverse effect on the financial condition, assets, properties, management, operations or business of the Borrower Parties.

5.13        Final Title Policies. The Borrower Parties agree to deliver a final title policies to the Lender within sixty (60) days of Closing insuring that the BMH Mortgage securing the Lender is in first lien priority position, the New IMA Mortgage is in the second lien priority, subordinate only to the Existing IMA Mortgage, and title to such Mortgaged Land is in the respective the Borrower Party’s name, and that no other changes in the title have occurred since the date the title insurance commitment provided prior to closing, together with the original recorded BMH Mortgage and New IMA Mortgage. Additionally, the Borrower Parties shall deliver, in form satisfactory to Lender, an assignment of the previously issued title policy for the Existing IMA Mortgage, or such other assurances from First American Title Insurance Company, as Lender determines in its sole discretion, that the rights of the insured under such prior policy shall inure to the benefit of Lender.

ARTICLE VI.

NEGATIVE COVENANTS

The Borrower Parties and Hoskins covenant to Lender as follows:

6.01        Liens. Without the prior written consent of Lender, the Borrower Parties shall not at any time create, incur, assume or suffer to exist any Lien on or against any assets of the Borrower Parties or agree or become liable to do so except:

(a)            Liens in favor of Lender;

(b)            Liens existing or anticipated on the date hereof and listed as follows: the Menichi Mortgage and the 84 Mortgage;

(c)            Liens arising from taxes, assessments, charges, levies or claims that are not yet due, that remain payable without penalty;

(d)            Deposits or pledges to secure workers’ compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business in an aggregate amount of less than One Hundred Thousand Dollars ($100,000.00); and

(e)            Zoning restrictions, easements, minor restrictions on the use of real property, and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of the Borrower Parties.

6.02        Indebtedness. Without the prior written consent of Lender, the Borrower Parties shall not at any time create, incur, assume or suffer to exist any indebtedness or financing on or related to all or any portion or all of the Land except as approved in writing by Lender.

6.03        Capital Distributions and Dividends. The Borrower Parties shall not declare, make, pay or agree, become or remain liable to make or pay, any dividends or other distribution of any nature (whether in cash, property, securities or other-wise) on account of or in respect of any membership interests of the Borrower Parties if an Event of Default or Potential Event of Default exists.

6.04        Continuation of or Change in Business. The Borrower Parties shall continue to engage in their business substantially as is currently undertaken, and the Borrower Parties shall not engage in any other business.

6.05        Merger, Consolidation, Business Acquisitions. The Borrower Parties shall not merge or agree to merge with or into or consolidate with or into any other Person without the prior written consent of Lender.

6.06       Margin Stock. The Borrower Parties will not use the proceeds of the Loans, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.07       No Liens on Collateral. The Borrower Parties shall not incur, create, assume or permit to exist, any Lien on all or any of the Collateral assigned to Lender pursuant to this Agreement or any other Loan Document as security for the Development Notes, without the prior written consent of Lender. Lender will not consent to greater than two (2) additional Liens on the Hamlets Land.

6.08        Change in Control of the Borrower parties. The Borrower Parties will not permit a Change in Control (as defined below), without the prior written consent of the Lender, which consent will not be unreasonably withheld. A Change of Control shall mean any one or more of the following: (i) Hoskins shall own (beneficially or of record, directly or indirectly) less than 75.0% of all membership interests of the Borrower Parties, or (ii) at any time Hoskins shall fail to have the right to receive 80.0% or more of all distributions made by the Borrower Parties, including without limitation liquidating distributions.

ARTICLE VII.

DEFAULTS

7.01        Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of law):

(a)            The Borrower Parties shall fail to pay when due principal or interest on the Development Notes, any renewal fee, any amount required to be paid to maintain compliance with Section 2.05(f), any amount payable pursuant to this Agreement or any Loan Document or any other amount due hereunder or under any agreement with Lender, and such default shall continue ten (10) consecutive days from the date such payment is due; or

(b)           The Borrower Parties shall violate any prohibition on transfer or attempted transfer of all or any portion of the Land, or shall violate any other provision related to the transfer or attempted transfer of all or any portion of the Land as contained in this Agreement.

(c)            Any representation, warranty or statement made by the Borrower Parties or Hoskins under this Agreement or the Loan Documents or in any financial statement, certificate, report, exhibit or document furnished by the Borrower Parties or Hoskins to Lender pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made or becomes false or misleading at any time thereafter; or

(d)           The Borrower Parties or Hoskins shall default in the performance or observance of any covenant contained in Article V or Article VI hereof and such default shall continue thirty (30) consecutive days; or

(e)           The Borrower Parties or Hoskins shall default in the performance or observance of any other covenant, agreement or duty under the Loan Documents, and such default shall continue thirty (30) consecutive days after receipt of written notice by the Borrower Parties or Hoskins from Lender of such default; or

(f)           The Borrower Parties or Hoskins (i) shall default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation for borrowed money in excess of One Hundred Thousand Dollars ($100,000.00) beyond any period of grace with respect thereto or, if such obligation or obligations is or are payable or repayable on demand, shall fail to pay or repay such obligation or obligations when demanded or (ii) shall default in the observance of any covenant, term or condition contained in any agreement or instrument by which such obligation or obligations is or are created, secured or evidenced if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(g)           One or more judgments for the payment of money in excess of an amount that would materially adversely affect the financial condition shall have been entered against the Borrower Parties or Hoskins, which judgment or judgments shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or

(h)           A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against the Borrower Parties or Hoskins which shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or

(i)            Lender shall have determined (which determination shall be conclusive) that a material adverse change has occurred in the financial condition, assets, properties, management, operations or business of the Borrower Parties or Hoskins or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, or the other Loan Documents is impaired or that Lender is insecure; or

(j)            The death, incarceration or incapacitation of any of the Guarantors; or

(k)           A proceeding shall have been instituted in respect of the Borrower Parties:

(i)            seeking to have an order for relief entered in respect of any Borrower Party or Hoskins or seeking a declaration or entailing a finding that any Borrower Party or Hoskins is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to any Borrower Party, Hoskins, their assets or their debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii)            seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for any Borrower Party or Hoskins or for all or any substantial part of their property; or

(iii)            any such proceedings shall result in the entry, making or grant of any such order for relief, declaration, funding, relief, or appointment, or such proceeding shall remain undismissed and unstayed for a period of thirty (30) days or more; or

(l)            The Borrower Parties or Hoskins shall become insolvent, shall become generally unable to pay their debts as they become due, shall voluntarily suspend transaction of their business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section

(j)(i) or shall consent to any such order for relief, declaration, finding or relief described therein, shall institute a proceeding described in Section (j)(ii) or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing; or

(m)            (i) a Termination Event with respect to a Plan shall occur, (ii) any person shall engage in any prohibited transaction involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) any Borrower Party or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multiemployer plan resulting from any Borrower Party’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject any Borrower Party to any tax, penalty, debt or liability which, alone or in the aggregate, would have a materially adverse effect on any Borrower Party.

7.02        Consequences of an Event of Default. Upon the occurrence of an Event of Default, Lender may demand the unpaid principal amount of any or all of the Development Notes, interest accrued thereon and all other amounts owing by the Borrower Parties or Hoskins hereunder or under the Development Notes or other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

7.03       Set-Off. If the unpaid principal amount of the Development Notes, interest accrued thereon or other amount owing by the Borrower Parties hereunder or under the Development Notes shall have become due and payable (by demand or otherwise), Lender and the holder of any participation in the Development Notes shall each have the right, in addition to all other rights and remedies available to it, without notice to the Borrower Parties, to set-off against and to appropriate and apply to such due and payable amounts any Debt owing to, and any other funds held in any manner for the account of, the Borrower Parties by Lender or by such holder, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower Parties with Lender or such holder. The Borrower Parties hereby consent to and confirm the foregoing arrangements and confirm each of Lender’s rights and such holder’s rights of banker’s lien and set-off. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any of Lender’s rights or any such holder’s rights of banker’s lien or set-off.

7.04       Other Remedies. If one or more Events of Default shall occur, then Lender, in addition to any and all other rights and remedies which Lender may then have hereunder, under the UCC, or under any other instrument, or which Lender may have at Law or in equity or otherwise, may, at its option: (i) in the name of any Borrower Party, or otherwise, demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for, and prosecute and discontinue any suits or proceedings in respect to any or all of the Collateral; (ii) take any action which Lender may deem necessary or desirable in order to realize on the Collateral, including, the power to perform any contract, endorse in the name of any Borrower Party without recourse to such Borrower Party any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral; (iii) enter upon the premises where any of the Collateral not in the possession of Lender is located and take possession thereof and remove the same, with or without judicial process; (iv) reduce their claim to judgment or foreclosure or otherwise enforce the security interests herein granted and assigned, in whole or in part, by any available judicial procedure; (v) after notification, if any, provided for herein, sell, lease, or otherwise dispose of, at the office of Lender, on the premises of any Borrower Party, or elsewhere, all or any part of the Collateral, in its then condition or following any commercially reasonable preparation or processing, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of Collateral shall not exhaust Lender’s power of sale, but sales may be made from time to time, and at any time, until all the Collateral has been sold or until all of the Borrower Parties’ Indebtedness to Lender has been fully paid and performed), and at any such sale it shall not be necessary to exhibit any of the Collateral; (vi) at its discretion, retain the Collateral in satisfaction of the Development Notes whenever the circumstances are such that Lender is entitled to do so under the Code or otherwise; or (vii) exercise any and all other rights, remedies and privileges Lender may have under this Agreement or under the Loan Documents.

7.05       Non-Assumption of Liability. Nothing herein contained shall relieve the Borrower Parties or Hoskins from performing any covenant, agreement or obligation on the part of the Borrower Parties or Hoskins to be performed under or in respect to any of the Collateral or from any liability to any party or parties having an interest therein or impose any liability on Lender for the acts or omissions of the Borrower Parties or Hoskins in connection with any of the Collateral. Lender shall not assume or become liable for, nor shall it be deemed or construed to have assumed or become liable for, any obligation of the Borrower Parties or Hoskins with respect to any of the Collateral, or otherwise, by reason of the grant to Lender of security interests in the Collateral.

7.06       Cross-Default. Borrower Parties and Hoskins acknowledge and agree that, at the discretion of the Lender, a default or Event of Default under any Loan Document shall constitute a default or Event of Default under all other Loan Documents, notwithstanding any term or terms of a Loan Document to the contrary.

ARTICLE VIII.

MISCELLANEOUS

8.01       Business Days. Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Development Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

8.02        Records. The unpaid principal amount of the Development Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability and the accrued and unpaid commitment fee shall at all times be ascertained from the records of Lender which shall be conclusive absent manifest error.

8.03        Amendments and Waivers. Lender and the Borrower Parties, acting together, may from time to time enter into agreements amending, modifying or supplementing this Agreement or the Development Notes or any other documents or instruments pursuant to or in connection herewith or changing the rights of Lender or of the Borrower Parties hereunder or thereunder, and Lender may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower Parties hereunder or thereunder. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision hereof, any Event of Default or Potential Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

8.04       No Implied Waiver, Cumulative Remedies. No course of dealing and no delay or failure of Lender in exercising any right, power or privilege under this Agreement, the Development Notes, the Loan Documents or any other documents or instruments pursuant to or in connection herewith shall affect any other or further exercise thereof or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any other exercise thereof or of any other right, power or privilege. The rights and remedies of Lender under this Agreement, the Development Notes or any other documents or instruments pursuant to or in connection herewith are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

8.05       Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement or the Development Notes shall be in writing (including telexed communication) unless otherwise expressly permitted hereunder and shall be sent by first-class or first-class express mail, or by telex with confirmation in writing mailed first-class, in all cases with charges prepaid, and any such properly given notice shall be effective when received. All notices shall be sent to the party in question at the address stated in Section 1.01 or in accordance with the last unrevoked written direction from such party to the other parties.

8.06       Expenses; Taxes, Attorneys’ Fees. The Borrower Parties agree to pay or cause to be paid and to save Lender harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, fees and expenses of counsel for Lender, incurred by Lender from time to time (i) relating to any requested amendments, waivers or consents to this Agreement, the Development Notes or any such documents or instruments and, (ii) arising in connection with Lender’s enforcement or preservation of rights under this Agreement and the Development Notes or any such documents or instruments including, but not limited to, such expenses as may be incurred by Lender in the collection of the outstanding Development Notes. The Borrower Parties agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Lender to be payable in connection with this Agreement, the Development Notes or any other documents, instruments or transactions pursuant to or in connection herewith, and the Borrower Parties agree to save Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adversely to the Borrower Parties of any action at law or suit in equity in relation to this Agreement, the Development Notes, or any Loan Document, the Borrower Parties will pay, in addition to all other sums which the Borrower Parties may be required to pay, a reasonable sum for attorney’s fees incurred by Lender or the holder of such Note in connection with such action or suit. All payments due from the Borrower Parties under this Section 8.06 shall be added to and become part of the Development Notes, as applicable, until paid in full.

8.07       Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

8.08       Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania, and for all purposes shall be governed by and construed and enforced in accordance with the laws of said Commonwealth, without regard to the principles of conflicts of laws thereof.

8.09        Prior Understandings. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

8.10        Duration; Survival. All representations and warranties of the Borrower Parties and Hoskins contained herein or made in connection herewith shall survive the making of and shall not be waived by the execution and delivery of this Agreement or the Development Notes, any investigation by Lender, or the making of any of the BMH Loan or the New IMA Loan, or the assumption of the Existing IMA Loan, and Lender may hereby rely upon same. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrower Parties and Hoskins shall continue in full force and effect from an after the date of this Agreement so long as the Borrower Parties and Hoskins may borrow hereunder and until payment in full of the Development Notes, interest thereon, Loan Fees and all other obligations of the Borrower Parties and Hoskins under this Agreement or the Development Notes. Without limitation, it is understood that all obligations of the Borrower Parties and Hoskins to make payments to or indemnify Lender shall survive the payment in full of the Development Notes and of all other obligations of the Borrower Parties and Hoskins thereunder and hereunder.

8.11        Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

8.12        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, the Borrower Parties, and their successors and assigns, and Hoskins and his heirs, successors and assigns, except that the Borrower Parties and Hoskins may not assign or transfer any of their rights hereunder without the prior written consent of Lender. Except to the extent otherwise required by the context of this Agreement, the word “Lender” where used in this Agreement shall mean and include any holder of the Development Notes originally issued to Lender, and each such holder of the Development Notes shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto.

8.13        Participation. Without notice to the Borrower Parties or Hoskins, Lender may participate, sell or assign all or part of the credit facilities evidenced by the Development Notes and, at any time and from time to time, all information on the Borrower Parties and Hoskins may be provided to any potential purchaser of or participant in the Development Notes, any governmental authority, Lender’s auditory and professional advisors, any person or entity which in the ordinary course of its business makes credit reference inquiries, and as may be necessary or advisable for the preservation of Lender’s rights.

8.14        Condemnation Matters. Any condemnation of the Land, whether through a release of mortgage, recording of easements or otherwise, shall be subject to Lender’s prior approval. All proceeds from any condemnation shall be applied by Lender to the outstanding principal balance of the Development Notes, at Lender’s discretion as to the allocation among the Development Notes. Failure to comply with the terms of this Section shall constitute an Event of Default under Section 7.01.

8.15       Jurisdiction; Waiver of Trial by Jury. The Borrower Parties acknowledge and unconditionally and irrevocably agree and consent:

(a)            To the jurisdiction of courts of the Commonwealth of Pennsylvania, in the county in which the Lender’s following address is located: 3508 Washington Road, McMurray, Pennsylvania 15317, and to the jurisdiction of and venue in any federal court sitting in the Western District of the Commonwealth of Pennsylvania, for, with respect to, or concerning any suit, action, or other legal proceeding pertaining to or in any way or manner concerning, arising out of, or relating to the collection or enforcement of the Development Notes, any of Lender’s rights, remedies, or recourses with respect to the Development Notes, this Agreement, or any provision or provisions of any other Loan Document; and

(b)            That service of any court paper, including, without limitation, any process, complaint, subpoena, answer, reply, response, motion, order, or notice, may be effected on the Borrower Parties by mail, addressed and mailed as provided herein or in such other manner as may be provided under applicable laws or rules of the Commonwealth of Pennsylvania or the Western District of the Commonwealth of Pennsylvania. However, nothing contained herein shall prevent or limit Lender from bringing or instituting any suit, action, or other legal proceeding or exercising any of its rights, remedies, or recourses against any security for the Development Notes or against the Borrower Parties or Hoskins, or any property of the Borrower Parties or Hoskins, within any other state or jurisdiction. Initiating, bringing, or instituting any such suit, action, or proceeding in any other state or jurisdiction shall in no way or manner constitute a waiver or release of the provision and agreement herein that the laws of the Commonwealth of Pennsylvania shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights, powers, duties, and obligations of the parties upon whom this Agreement shall be binding or the submission by the Borrower Parties or Hoskins to personal jurisdiction within the Commonwealth of Pennsylvania. The means and manner of obtaining personal jurisdiction and perfecting service of process contained herein are not intended to be and shall not be construed to be exclusive, but are and shall be cumulative and in addition to all other means and manner of obtaining personal jurisdiction and perfecting service of process as now or hereafter provided by the laws of the Commonwealth of Pennsylvania or the Western District of the Commonwealth of Pennsylvania.

(c)           BY EXECUTION OF THIS AGREEMENT, THE BORROWER PARTIES AND HOSKINS MUTUALLY, KNOWINGLY, WILLINGLY, AND VOLUNTARILY WAIVE AND RELEASE ANY AND ALL RIGHTS TO TRIAL BY JURY, AND SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION OR LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THE LOAN TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE BORROWER PARTIES AND HOSKINS FURTHER WAIVE AND RELEASE ANY AND ALL RIGHTS TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THIS SUBPARAGRAPH AND THE PROVISIONS HEREIN CONTAINED CONSTITUTE AN IRREVOCABLE WAIVER AND RELEASE.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly and properly executed as of the date first above written.

THE BORROWER PARTIES:

BENJAMIN MARCUS HOMES, L.L.C.

By:	/s/ Mark L. Hoskins
Name: Mark L. Hoskins
Title: Manager

INVESTOR’S MARK ACQUISITIONS, LLC

By:	/s/ Mark L. Hoskins
Name: Mark L. Hoskins
Title: Manager

MARK L. HOSKINS INDIVIDUALLY:

/s/ Mark L. Hoskins
Mark L. Hoskins

LENDER:

SHEPHERD’S FINANCE, LLC

By:	/s/ Dan Wallach
Name: Dan Wallach
Title: Chief Executive Officer

The Guarantors join in the execution of this Agreement to evidence their agreement to the applicable provisions of this Agreement.

GUARANTORS:

BENJAMIN MARCUS HOMES, L.L.C.

By:	/s/ Mark L. Hoskins
Name: Mark L. Hoskins
Title: Manager

INVESTOR’S MARK ACQUISITIONS, LLC

By:	/s/ Mark L. Hoskins
Name: Mark L. Hoskins
Title: Manager

/s/ Mark L. Hoskins
Mark L. Hoskins